Exhibit 3.1

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MILL CITY VENTURES III, LTD.

The Undersigned, a duly authorized executive officer of Mill City Ventures III, Ltd., a Minnesota corporation (the “Corporation”), does hereby certify that, pursuant to action duly taken by the Board of Directors of the Corporation in accordance with the Corporation’s bylaws and Minnesota Statutes 302A.135, subdivision 7, the Corporation’s Amended and Restated Articles of Incorporation, as amended, are amended as follows:

1.	The name of this Corporation currently on file with the office of the Minnesota Secretary of State is: Mill City Ventures III, Ltd.

2.	Article 1 of the Corporation’s Amended and Restated Articles of Incorporation, as amended, is hereby amended as follows:

Article 1

Name

The name of this Corporation is: Sui Group Holdings Limited

3.	This amendment shall be effective as of 12:01 a.m. on August 26, 2025.

4.	This amendment has been approved pursuant to Minnesota Statutes, Chapter 302A. The undersigned certifies that I am authorized to execute this amendment, and further certifies that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this amendment under oath.

In Witness Whereof, the undersigned has hereunto set his hand on this 22nd day of August, 2025.

/s/ Joseph A. Geraci, II
Joseph A. Geraci, II
Chief Financial Officer